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                                                                    EXHIBIT 12.1


                       Ryder System, Inc. and Subsidiaries
                       Ratio of Earnings to Fixed Charges
                              Continuing Operations
                             (Dollars in thousands)


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                                                           Six Months                            Years Ended
                                                      -------------------   ----------------------------------------------------
                                                        2003       2002       2002       2001       2000       1999       1998
                                                      --------   --------   --------   --------   --------   --------   --------
EARNINGS:

     Earnings before income taxes                     $ 87,182     72,810    175,883     30,706    141,321    110,450    204,564
     Fixed charges                                      93,093    116,772    220,293    287,472    319,831    297,071    286,015
     Less:  Interest capitalized                           197        113        544        985      1,816      1,086        581


                                                      --------   --------   --------   --------   --------   --------   --------
          Earnings available for
               fixed charges (A)                       180,078    189,469    395,632    317,193    459,336    406,435    489,998
                                                      --------   --------   --------   --------   --------   --------   --------


FIXED CHARGES:

     Interest and other financial charges               41,752     48,108     91,718    118,549    154,009    183,675    187,785
     Costs associated with sale of receivables             204      1,763      2,119      8,906     16,892     10,664      8,860
     Portion of rents representing interest expense     51,137     66,901    126,456    160,017    148,930    102,732     89,370
                                                      --------   --------   --------   --------   --------   --------   --------
          Total fixed charges (B)                     $ 93,093    116,772    220,293    287,472    319,831    297,071    286,015
                                                      --------   --------   --------   --------   --------   --------   --------

RATIO OF EARNINGS TO FIXED CHARGES (A) / (B)              1.93       1.62       1.80       1.10       1.44       1.37       1.71
                                                      ========   ========   ========   ========   ========   ========   ========

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